Exhibit 3.99

ARTICLES OF INCORPORATION

OF

FAMILY DOLLAR STORES OF TENNESSEE, INC.

To form a stock corporation under Chapter 9 of Title 13.1 of the Code of Virginia of 1950, as amended (the “Code”), the undersigned sets forth the following:

1.                                      The name of the Corporation is: Family Dollar Stores of Tennessee, Inc.

2.                                      The Corporation shall have the power to do all things necessary or convenient to carry out its business and affairs and to engage in any lawful activity not required to be stated in these Articles of Incorporation, including, but not limited to, those activities and powers set forth in the Code.

3.                                      The powers and purposes in these Articles of Incorporation shall not be deemed to exclude in any way or limit by inference any powers or purposes granted to the Corporation by the laws of the Commonwealth of Virginia, now or subsequently in effect, or implied by any reasonable construction of such laws.

4.                                      The aggregate number of shares the Corporation shall have authority to issue is one thousand (1,000) shares of common stock having no par value.

5.                                      The initial registered office of the Corporation is in the County of Henrico, Virginia, and its post office address is 4701 Cox Road, Suite 285, Glen Allen, VA, 23060-6802.  The name of its initial registered agent is CT Corporation System, a domestic or foreign stock or nonstock corporation, limited liability company, or registered limited liability partnership authorized to transact business in the Commonwealth of Virginia, and whose business address is the same as the address of the initial registered office of the Corporation.

6.                                      To the fullest extent permitted by the Code, as it now exists or may be later amended, no officer or director of the Corporation shall be liable for any amount of monetary damages to the Corporation or its shareholders arising out of a single transaction, occurrence or course of conduct, for breach of fiduciary duty or otherwise. The liability of an officer or director shall not be limited as provided in this paragraph if the officer or director engaged in willful misconduct or a knowing violation of criminal law or any federal or state securities law.

SIGNED this 20th day of January, 2016.

/s/ Meagan J. Thomasson
Meagan J. Thomasson, Esq., Incorporator